EXHIBIT 10.58
THIRD AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Third Amendment”), effective as of November 15, 2019 (the “Effective Date”) is entered into by and between T-Mobile US, Inc. (the “Company”), and J. Braxton Carter (“Executive”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Employment Agreement (as defined below).
RECITALS
        WHEREAS, the Company and Executive are parties to that certain Amended and Restated Employment Agreement, dated as of December 20, 2017 (as amended, the “Employment Agreement”), which sets forth the terms and conditions of Executive’s employment as Executive Vice President and Chief Financial Officer of the Company; and
        WHEREAS, the Company and Executive mutually desire to amend the Employment Agreement as set forth herein.
NOW, THEREFORE, in consideration of Executive’s continued service with the Company, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, effective as of the Effective Date, the Company and Executive hereby agree as follows:
AMENDMENT
1.Expiration Date. The Employment Agreement is hereby amended to (i) provide that “Expiration Date” means, and the Term of the Employment Agreement shall continue until, July 1, 2020, and (ii) clarify that Executive’s employment with the Company will terminate automatically upon the expiration of the Term.
2.Separation Benefits.
a.Separation Benefits. Except as provided in Sections 2(b) and (c) below, subject to Executive’s continued employment through December 31, 2019, and provided that Executive timely executes and does not revoke a release of claims in a form determined by the Company that becomes effective on or before such date, Executive shall receive the following payments and benefits:
i.On December 31, 2019, Executive shall receive the payments and benefits set forth under clauses (a), (e) and (f) of the section entitled “Severance” of the Employment Agreement (i.e., the payments and benefits thereunder that Executive would have received on December 31, 2019 if Executive’s employment under the Employment Agreement terminated on such date due to the expiration of the Term) (collectively, the “Severance”) and (ii) Executive’s accrued, unused paid-time-off through December 31, 2019 (the “Accrued PTO”). The Accrued PTO and the Severance payable under clause (a) of the section entitled “Severance” of the Employment Agreement shall be paid in a single lump-sum amount on December 31, 2019. The accelerated vesting of LTI Awards described in clauses (e) and (f) of the section entitled “Severance” of the Employment Agreement shall occur on December 31, 2019.
ii.Executive shall receive an STI Award for calendar year 2019 (the “2019 STI Award”), which shall be paid to him in a single lump-sum amount at the same time as annual short-term incentive awards are paid to other similarly situated executives of the Company generally for calendar year 2019 (but in no event later than March 15, 2020), subject to his continued employment through the end of calendar year 2019.
For clarity, (x) if Executive’s employment terminates for any reason prior to December 31, 2019 in a manner that entitles him to severance payments and benefits under his Employment Agreement (as in effect prior to the Effective Date), this Section 2 shall be of no force or effect, and (y) if Executive becomes entitled to the Severance and 2019 STI Award (collectively, the “Severance Benefits”) under this Section 2(a), he will not be entitled to any further Severance Benefits upon his subsequent termination of employment with the Company.
b.COBRA Continuation. Notwithstanding the foregoing or anything to the contrary in the Employment Agreement, the healthcare continuation benefits set forth in subsection (g) under the section entitled “Severance” of the Employment Agreement (the “COBRA Benefits”) (i) shall not commence on December 31, 2019 and shall instead commence on the Termination Date and continue for a period of eighteen (18) months thereafter, and (ii) such COBRA Benefits shall be provided at the Company’s sole expense. Such COBRA Benefits shall be subject to Executive’s timely execution and non-revocation of a release of claims in a form prescribed by the Company that becomes effective and irrevocable no later than sixty (60) days after the Termination Date in accordance with the terms of the Employment Agreement (collectively, the “Release Requirement”).
c.Accrued Obligations. Upon Executive’s termination of employment with the Company for any reason, Executive shall be entitled to receive the amounts set forth under the section entitled “Accrued Obligations” of the Employment Agreement (to the extent not previously paid pursuant to Section 2(a) above), payable within thirty (30) days following the Termination Date (or such earlier date as may be required by applicable law). For clarity, such amounts shall include any accrued, paid-time-off from January 1, 2020 through the Termination Date.
3.Extension Period.
a.Continued Salary and Benefits. During the period commencing on January 1, 2020 and ending on the date on which Executive’s employment terminates for any reason (including due to expiration of the Term) (the “Extension Period”), Executive shall continue to serve as Executive Vice President and Chief Financial Officer of the Company and to have such duties and responsibilities as are consistent with such position. In addition, during the Extension Period, Executive shall continue to receive the same Base Salary as in effect on the Effective Date (i.e., $950,000 per year, pro-rated for any partial year of employment) and to be eligible to participate in employee benefit plans maintained by the Company, in each case, in accordance with the terms and conditions of the Employment Agreement. Notwithstanding the foregoing or anything to the contrary in the Employment Agreement, except as otherwise determined by the Company, Executive shall not be eligible to receive STI Awards (other than the payment of the 2019 STI Award in accordance with Section 2(a)(ii) above) or grants of LTI Awards during the Extension Period.
b.Special Bonus. In respect of Executive’s services during the Extension Period, Executive shall be eligible to receive a one-time cash bonus in an amount equal to $7,525,000 (the “Special Bonus”). Subject to Executive’s continued employment through the Expiration Date, the Special Bonus shall be paid to Executive in a single lump-sum amount on or within seventy-four (74) days following the Expiration Date, provided that he satisfies the Release Requirement. Notwithstanding the foregoing, if Executive’s employment is terminated by the Company without Cause or Executive resigns for Good Reason, in either case, between January 1, 2020 and the Expiration Date, then Executive shall be entitled to receive a pro-rated Special Bonus determined by multiplying the full amount of the Special Bonus by a fraction, the numerator of which equals the number of days elapsed between January 1, 2020 and the Termination Date and the denominator of which is the total number of days between January 1, 2020 and the Expiration Date, which pro-rated

Special Bonus shall be paid to him within seventy-four (74) days following the Termination Date (provided that he satisfies the Release Requirement).
4.Right to Sell Vested Shares.
a.During the period commencing on January 1, 2020 and ending on the date that is two (2) business days before the date on which the Company’s 2019 Form 10-K is filed with the Securities Exchange Commission (such date, the “10-K Filing Date” and such window, the “Put Window”), Executive shall have the right (the “Put Right”) to require that the Company purchase some or all of Executive’s Vested Shares (as defined below), at a price per Vested Share equal to the volume weighted average price of the Company’s common stock over the thirty (30) calendar day period ending with (and including) the 10-K Filing Date (the “Put Price”). Executive may exercise the Put Right by delivering to the Company, during the Put Window, a written notice (the “Put Notice”) indicating that Executive is exercising the Put Right and specifying the number of Vested Shares as to which the Put Right is being exercised (such shares, the “Put Shares”). To validly exercise the Put Right, the Put Notice must be delivered to the Company during the Put Window and, if Executive does not validly exercise the Put Right during the Put Window, the Put Right shall terminate with respect to all Vested Shares held by Executive.
b.The purchase of the Put Shares by the Company from Executive, and the sale of the Put Shares by Executive to the Company, shall be consummated on the second (2nd) business day following the 10-K Filing Date (the “Repurchase Date”). The Company will pay for the Put Shares by delivery of cash or a check, in either case, in an amount equal to the aggregate Put Price of such Put Shares. The Company will, in connection with such repurchase, be entitled to receive customary representations and warranties from Executive in a form prescribed by the Company regarding such sale.
c.Notwithstanding anything herein to the contrary, no payment shall be made under this Section 4 that would cause the Company to violate any applicable law, or any loan or other financial covenant or cause default of any indebtedness or breach of any other financing instrument of the Company. Any payment under this Section 4 that would cause such violation or default shall toll and result in an extension of the Repurchase Date until such time as such payment would no longer result in any of the foregoing consequences, as determined by the Company.
d.For purposes of this Section 4, “Vested Shares” shall mean all vested shares of Company common stock that were issued or paid to Executive pursuant to LTI Awards (including, without limitation, any shares paid to Executive in connection with the accelerated vesting of LTI Awards on December 31, 2019 pursuant to Section 2(a) above) and that are held by Executive as of the Repurchase Date.
5.The Employment Agreement is hereby amended to the extent necessary to reflect Sections 1 through 4 above.
6.This Third Amendment shall be and hereby is incorporated into and forms a part of the Employment Agreement.
7.Except as expressly provided herein, all terms and conditions of the Employment Agreement shall remain in full force and effect.
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        IN WITNESS WHEREOF, the Company and Executive have executed this Third Amendment effective as of the date first above written.

COMPANY
T-Mobile US, Inc.

/s/ Derek Potter
Name:  Derek Potter
Title:  SVP, Total Rewards & Employee  Experience

EXECUTIVE

/s/ J. Braxton Carter
J. Braxton Carter

(Signature Page to Third Amendment to Employment Agreement)